Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Craig A. Lampo
Senior Vice President and
Chief Financial Officer
203-265-8625
www.amphenol.com

FIRST QUARTER 2016 RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut. April 20, 2016.  Amphenol Corporation (NYSE:APH) reported today first quarter 2016 diluted earnings per share of $0.59 (excluding one-time items) compared to first quarter 2015 results of $0.57.  On an as reported basis, first quarter 2016 diluted earnings per share was $0.50.  Such per share amount for the 2016 quarter includes a charge for acquisition-related costs of $30 million ($0.09 per share) relating to our acquisition of FCI Asia Pte Ltd (FCI) on January 8, 2016.  Acquisition-related costs include external transaction costs, amortization related to the value associated with acquired backlog and restructuring charges.  Sales for the first quarter of 2016 were $1.451 billion compared to $1.327 billion for the 2015 period. Currency translation had the effect of decreasing sales by approximately $20 million in the first quarter of 2016 compared to the 2015 period.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated, “We are very pleased to report results above the high end of our guidance despite the challenging economic environment, with first quarter 2016 sales and EPS excluding one-time items of $1.451 billion and $0.59, respectively.  Compared to the first quarter 2015, sales increased by 9%, driven by contributions from the Company’s successful acquisition program, with growth in the mobile networks, information technology and data communications, industrial and automotive markets offset in part by modest declines in the mobile devices and military markets.  I am particularly pleased that FCI had an excellent first quarter as part of the Amphenol family, and we look forward to continuing to work with the FCI team to capitalize on the wide range of future opportunities to drive stronger performance.  Our unique entrepreneurial culture continues to enable strong operating results, as reflected in the Company’s operating margins excluding one-time items reaching 18.6% in the first quarter 2016.  This excellent profitability, especially considering the currently lower operating margins of FCI, is a direct result of our dynamic management team’s ability to drive disciplined operational execution together with an unrelenting focus on all elements of cost.  Operating cash flow in the quarter was $194 million, an outstanding performance and a clear confirmation of the quality of the Company’s earnings.  I am very proud of our organization as we continue to execute extremely well, despite an uncertain market environment.”

“In addition to our successful acquisition program, the Company continues to deploy its financial strength in a variety of ways to increase shareholder value.  This includes the purchase, during the quarter, of 1.0 million shares of the Company’s stock pursuant to our stock repurchase plan, bringing total repurchases for the plan to over 5.5 million shares.  The Company also entered into a new revolving credit facility during the quarter, which replaced the previous $1.5 billion revolving credit facility and increased our borrowing capacity to $2.0 billion”

“The current global economic environment remains volatile and uncertain.  Considering this environment and based on current currency exchange rates, we expect second quarter 2016 sales in the range of $1.495 billion to $1.535 billion, an increase over 2015 of 11% to 14%.  We expect second quarter 2016 diluted EPS in the range of $0.62 to $0.64, an increase over 2015 of 7% to 10% (excluding one-time items).  For the full year 2016, we expect to achieve sales in the range of $6.080 billion to $6.200 billion, an increase over 2015 of 9% to 11%.  We expect diluted EPS of $2.56 to $2.62 (excluding one-time items) for the full year 2016, an increase of 5% to 8% over 2015.  This compares to our prior full year 2016 guidance of $6.040 billion to $6.200 billion in sales and $2.54 to $2.62 in EPS excluding one-time items”

“Notwithstanding the continued uncertainty in the global economic environment, we remain extremely excited about the future.  The electronics revolution continues to create a significant, long-term growth opportunity for Amphenol, with new applications and higher performance requirements driving increased demand for our high technology products across all of our end markets.  Our ongoing actions to strengthen our competitive advantages and build sustained financial strength, as well as our initiatives to broaden and diversify our high technology product offering both organically and through our successful acquisition program, have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to the constantly changing market environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its first quarter results at 1:00 PM (EDT) Wednesday, April 20, 2016.  The toll free dial-in number to participate in this call is 888-455-0949; International dial-in number is 773-799-3973; Passcode:  LAMPO.  There will be a replay available until 10:59 P.M. (EDT) on Friday, May 20, 2016.  The replay numbers are toll free 866-395-4133; International toll number is 203-369-0474; Passcode: 7183.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2015, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars and shares in millions, except per share data)

	Three Months Ended
	March 31,
	2016	2015

Net sales	$1,451.2	$1,327.1

Cost of sales	992.0	902.5

Gross profit	459.2	424.6

Acquisition-related expenses	30.3	—

Selling, general and administrative expense	189.5	164.4

Operating income	239.4	260.2

Interest expense	(18.1)	(17.0)
Other income, net	1.0	4.1

Income before income taxes	222.3	247.3

Provision for income taxes	(63.9)	(65.5)

Net income	158.4	181.8
Less: Net income attributable to noncontrolling interests	(1.8)	(2.0)

Net income attributable to Amphenol Corporation	$156.6	$179.8

Net income per common share - Basic	$0.51	$0.58

Weighted average common shares outstanding - Basic	307.6	310.0

Net income per common share - Diluted (1)	$0.50	$0.57

Weighted average common shares outstanding - Diluted	314.2	318.0

Dividends declared per common share	$0.14	$0.125

Note 1            Earnings per share for the three months ended March 31, 2016 includes a charge for acquisition-related costs of $30.3 million, or $0.09 per share, relating to our acquisition of FCI Asia Pte Ltd on January 8, 2016.  Acquisition-related costs include external transaction costs, amortization related to the value associated with acquired backlog and restructuring charges.  Excluding this effect, diluted earnings per share was $0.59 for the three months ended March 31, 2016.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in millions)

	March 31,	December 31,
	2016	2015
ASSETS

Current Assets:
Cash and cash equivalents	$687.0	$1,737.2
Short-term investments	26.6	23.2
Total cash, cash equivalents and short-term investments	713.6	1,760.4
Accounts receivable, less allowance for doubtful accounts of $26.2 and $25.6, respectively	1,201.9	1,104.6
Inventories	933.5	851.8
Other current assets	140.6	133.2

Total current assets	2,989.6	3,850.0

Land and depreciable assets, less accumulated depreciation of $948.9 and $900.9, respectively	693.3	609.5
Goodwill	3,659.8	2,692.9
Intangibles and other long-term assets	543.0	306.0

	$7,885.7	$7,458.4

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$615.4	$587.8
Accrued salaries, wages and employee benefits	122.0	105.6
Accrued income taxes	121.3	81.8
Other accrued expenses	193.1	189.7
Accrued dividends	43.0	43.2
Current portion of long-term debt	0.3	0.3

Total current liabilities	1,095.1	1,008.4

Long-term debt, less current portion	2,866.2	2,813.2
Accrued pension benefit obligations and other long-term liabilities	500.2	358.4

Equity:
Common stock	0.3	0.3
Additional paid-in capital	814.5	783.3
Retained earnings	2,868.8	2,804.4
Accumulated other comprehensive loss	(297.4)	(349.5)

Total shareholders’ equity attributable to Amphenol Corporation	3,386.2	3,238.5

Noncontrolling interests	38.0	39.9

Total equity	3,424.2	3,278.4

	$7,885.7	$7,458.4

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in millions)

	Three months ended
	March 31,
	2016	2015 (1)

Cash from operating activities:
Net income	$158.4	$181.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	61.9	40.1
Stock-based compensation expense	11.6	10.1
Excess tax benefits from stock-based compensation payment arrangements	(4.2)	(3.6)
Net change in components of working capital	(20.4)	(40.1)
Net change in other long-term assets and liabilities	(13.1)	—

Net cash provided by operating activities	194.2	188.3

Cash from investing activities:
Purchases of land and depreciable assets	(41.0)	(40.0)
Proceeds from disposals of land and depreciable assets	2.7	0.3
Purchases of short-term investments	(16.1)	(104.5)
Sales and maturities of short-term investments	13.1	84.0
Acquisitions, net of cash acquired	(1,185.8)	(76.1)

Net cash used in investing activities	(1,227.1)	(136.3)

Cash from financing activities:
Long-term borrowings under credit facilities	—	125.0
Repayments of long-term debt	—	(86.2)
Borrowings under commercial paper program, net	50.8	46.8
Payment of costs related to debt financing	(3.0)	—
Proceeds from exercise of stock options	14.6	16.0
Excess tax benefits from stock-based compensation payment arrangements	4.2	3.6
Distributions to shareholders of noncontrolling interests	(4.0)	(3.2)
Purchase and retirement of treasury stock	(49.2)	(62.2)
Dividend payments	(43.2)	(77.5)

Net cash used in financing activities	(29.8)	(37.7)

Effect of exchange rate changes on cash and cash equivalents	12.5	(13.3)

Net change in cash and cash equivalents	(1,050.2)	1.0
Cash and cash equivalents balance, beginning of period	1,737.2	968.9

Cash and cash equivalents balance, end of period	$687.0	$969.9

Cash paid for:
Interest	$31.2	$30.2
Income taxes	47.6	51.9

Note 1            In 2015, the Company changed the reporting for borrowings and repayments related to the Company’s commercial paper program from a gross basis to a net basis, to the extent such borrowings under this program have maturities that are three months or less.  The Company has restated the prior period balances above to reflect such change.

AMPHENOL CORPORATION

SEGMENT INFORMATION

(Unaudited)

(dollars in millions)

	Three months ended
	March 31,
	2016	2015

Net sales:
Interconnect Products and Assemblies	$1,367.8	$1,242.7
Cable Products and Solutions	83.4	84.4
Consolidated	$1,451.2	$1,327.1

Operating income:
Interconnect Products and Assemblies	$281.2	$271.0
Cable Products and Solutions	11.1	10.2
Stock-based compensation expense	(11.6)	(10.1)
Other operating expenses	(11.0)	(10.9)
Operating income, excluding one-time items	269.7	260.2

Acquisition-related expenses	(30.3)	—
Consolidated	$239.4	$260.2

ROS%:
Interconnect Products and Assemblies	20.6%	21.8%
Cable Products and Solutions	13.3%	12.1%
Stock-based compensation expense	-0.8%	-0.8%
Other operating expenses	-0.8%	-0.8%

ROS, excluding one-time items	18.6%	19.6%

Acquisition-related expenses	-2.1%	—
Consolidated	16.5%	19.6%